Exhibit 10.4

                     AMENDMENT TO PLACEMENT AGENT AGREEMENT

     THIS AMENDMENT TO PLACEMENT AGENT AGREEMENT (this "Agreement") is dated this 16th day of January, by and among New Frontier Energy, Inc., a Colorado corporation ("New Frontier") and Westminster Securities Corp., a Delaware corporation (the "Placement Agent"). New Frontier and the Placement Agent are referred to herein collectively as the "Parties."

                                    RECITALS

     WHEREAS, New Frontier and the Placement Agent are parties to that certain Placement Agent Agreement dated November 14, 2006 (the "November 2006 Placement Agent Agreement"); and

     WHEREAS, New Frontier and the Placement Agent desire to amend certain terms of the November 2006 Placement Agent Agreement as provided herein.

     NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and agreements set forth herein, the Parties hereto agree as follows:

     1. Amendment to Section 3(c) of the November 2006 Placement Agent Agreement. Section 3(c) of the November 2006 Placement Agent Agreement is hereby deleted in its entirety and replaced with the following:

     (c)

     (1) Except as set forth in this Agreement, as its basic compensation (collectively, "Basic Compensation"), the Placement Agent (or its designees) shall receive (i) cash compensation equal to eight percent (8%) of the gross proceeds received by the Company from the sale of Units which were sold directly by the Placement Agent, due at each Closing, as commission; and (ii) additional compensation in the form of warrants ("Placement Agent Warrants") to purchase (1) 10% of the number of Shares underlying the Preferred Stock sold by the Placement Agent in the Offering (assuming the initial conversion rate of $1.05), at an exercise price of $1.05 per share, (2) 10% of the number of Warrant Shares underlying AC Warrants sold in the Offering by the Placement Agent, at an exercise price of $1.50 per share and (3) 10% of the number of Warrant Shares underlying BC Warrants sold in the Offering by the Placement Agent, at an exercise price of $2.00 per share.

     (2) The Company and the Placement Agent expressly agree that the Placement Agent will not be compensated for the sale of Units to the following investors: (i) Iris Energy Holdings Limited, (ii) Roger P. May, (iii) Richard A. Horstmann, and (iv) Robert F. Hill and Laura L. Hill.



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     (3) It is expressly agreed that the Placement Agent shall only be entitled to the following compensation based upon the investment in the Offering by the Vision Opportunity Master Fund, Ltd.: (i) cash compensation of a flat fee in the amount of $65,000 and (ii) additional compensation in the form of warrants (the "Vision Investment Warrants") to purchase (1) 142,857 shares of Common Stock at a price of $1.05 per share, (2) 142,857 shares of Common Stock at a price of $1.50 per share and (3) 71,428 shares of Common Stock at a price of $2.00 per share. The Vision Investment Warrants shall be included in the definition of Placement Agent Warrants as used in the November 2006 Placement Agent Agreement.

     (4) It is expressly agreed that the Placement Agent shall only be entitled to cash compensation of $20,000 as a result of the investment in the Offering by Aviel Faliks. The Placement Agent shall receive no warrants as a result of the investment by Aviel Faliks.

     (5) The Placement Agent Warrants, and the shares of Common Stock issuable upon exercise of the Placement Agent Warrants shall have registration, anti-dilution and other rights identical to the Warrants and Shares included in or issuable upon sale of the Units, and shall be exercisable any time from the Issuance Date through the last expiration date of any of the Warrants. In the event that any payment due the Placement Agent hereunder shall not be made when due, interest shall accrue on the unpaid balance of such overdue payments at the rate of twelve percent (12%) per annum until paid.

     2. Amendment to Section 5(c) of the November 2006 Placement Agent Agreement. Section 5(c) of the November 2006 Placement Agent Agreement is hereby deleted in its entirety and replaced with the following:

     (c) In order to provide for just and equitable contribution in any case in which (i) any person entitled to indemnification under this Section 5 makes claim for indemnification pursuant hereto but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 5 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any such person in circumstances for which indemnification is provided under this Section 5, then and in each such case, the Company and the Placement Agent shall contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after any contribution from others) in such proportion so that the Placement Agent is responsible for an aggregate of the actual cash commission received by Placement Agent with respect to the gross proceeds received by the Company on account of the sale of Units by the Placement Agent (which commission ranges from 0% to 8% of the gross proceeds on account of the sale of Units, as further set forth in Section 3(c) above), and the Company is responsible for the remaining portion; provided however, that in any such case, no person guilty of a fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.


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     3. No Other Effect. Except as expressly amended by the terms of this
Agreement, the terms of the November 2006 Placement Agent Agreement shall remain in full force and effect.

     4. Conflicts in Terms. In the event of any conflict between the terms of the November 2006 Placement Agent Agreement and the terms of this Agreement, the terms of this Agreement shall control and take precedence.

     5. Words and Phrases. The meanings of words and phrases used in this Agreement shall have the same meaning as when they are used in the November 2006 Placement Agent Agreement.



     IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Agreement as of the day and year first above written.


                                NEW FRONTIER ENERGY, INC.


                                By: /s/ Paul G. Laird
                                    --------------------------
                                    Paul G. Laird, President


                                WESTMINSTER SECURITIES CORP.


                                By:  /s/ John P. O'Shea
                                     --------------------------------
                                     John P. O'Shea, Chairman and CEO


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